Securities and Exchange Commission
Mail Stop 3720
CF/AD11
100 F St. NE
Washington, DC 20549-3561

									February 21, 2006


Mr. Maurice Levy
Chief Executive Officer and
Chairman of the Management Board
Publicis Groupe S.A.
133, Avenue Des Champs-Elysees
75008 Paris, France

	Re:	Publicis Groupe S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
      Filed June 24, 2005
		File No. 1-14736

Dear Mr. Levy:


	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.



								Sincerely,



								Larry Spirgel
								Assistant Director

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Mr. Maurice Levy
Chief Executive Officer and Chairman of the Management Board
Publicis Groupe S.A.
October 20, 2005
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